EXHIBIT 99.1

OHA Investment Corporation Reports Fourth Quarter and Year Ended December 31, 2018 Financial Results

NEW YORK, March 21, 2019 (GLOBE NEWSWIRE) -- OHA Investment Corporation (NASDAQ: OHAI) (the “Company”) today announced its financial results for the quarter and year ended December 31, 2018. Management will discuss the Company's results summarized below on a conference call on Friday, March 22, 2019, at 10:00 a.m. Eastern Time.

Summary financial results for the quarter ended December 31, 2018:

  Total investment income:  $1.7 million, or $0.08 per share
  Net investment income:  $43.0 thousand, or $0.00 per share
  Net realized and unrealized loss:  $7.1 million, or $0.35 per share
  Net asset value:  $35.9 million, or $1.78 per share (vs. $2.15 per share at September 30, 2018)
  Two new portfolio investments added during the quarter:  $3.9 million par value
  Fair value of portfolio investments:  $65.6 million(1)
  Investment in OCI's subordinated note placed on non-accrual status and written down by $8.6 million, or $0.43 per share

Portfolio Activity - Three months ended December 31, 2018
The fair value of our investment portfolio was $65.6 million at December 31, 2018, decreasing 5.0% compared to September 30, 2018 driven by a $8.6 million write-down of our investment in OCI's subordinated note, a legacy non-energy portfolio company, from $10.9 million to $2.3 million and $1.5 million(2) of mark downs of our OHA portfolio investments, which were partially offset by a $3.1 million write-up of our investment in ATP limited term overriding royalty interest (ATP royalty interests), a legacy energy investment. During the fourth quarter of 2018, the Company added investments in two new portfolio companies totaling $3.8 million and had realizations of $0.2 million. The current weighted average yield of our portfolio based on the cost and fair value of our yielding investments was 10.4% and 10.5%, respectively, as of December 31, 2018.

In November 2018, we purchased $0.6 million of senior secured notes of Ardonagh, a leading insurance broker and insurance services provider in the in the United Kingdom serving large corporations, other brokers, third-party managing general agents, small and medium enterprises and individual consumers. The Ardonagh senior secured notes were purchased at a 10% discount to par, earns interest payable in cash at a fixed rate of 8.625% per annum and matures in July 2023.

In December 2018, we purchased $3.3 million of unsecured term loan in Sedgwick, the largest third party administrator of insurance claims in the world with a presence in 65 countries. The Sedgwick unsecured term loan was purchased at a 1.5% discount to par, earns interest payable in cash at a fixed rate of 9.0% per annum and matures in December 2026.

Realizations during the quarter totaled $0.2 million which included the redemption of the remaining position in our investment in Gramercy. This investment was initiated in October 2014 and generated a gross unlevered internal rate of return of 12.8%.

Operating Results - Three months ended December 31, 2018
Investment income totaled $1.7 million for the fourth quarter of 2018, decreasing 35.5% compared to $2.6 million in the corresponding quarter of 2017. The decrease in investment income during the fourth quarter of 2018 was primarily due to placing our investment in OCI's subordinated note on non-accrual at the beginning of the fourth quarter of 2018. In the fourth quarter of 2017, interest income recognized from OCI's subordinated note was $1.1 million.

Operating expenses for the fourth quarter of 2018 were $1.6 million, decreasing 29.5%, compared to $2.3 million in the corresponding quarter of 2017. The decrease was attributable to lower interest expense and bank fees, professional fees and base management fees in 2018, partially offset by modestly higher general and administrative expenses. Interest expense and bank fees decreased by $0.4 million in the fourth quarter of 2018 compared to the same period last year due to a lower average balance outstanding on our Credit Facility and lower amortization of debt costs. Professional fees decreased by $0.4 million in the last quarter of 2018 primarily due to lower legal fees.  Management fees in the fourth quarter of 2018 were $0.1 million lower than in the fourth quarter of 2017 as a result of lower average asset base subject to the base management fee. These decreases in expenses were partially offset by $0.1 million increase in employee related expenses. Resulting net investment income was $43 thousand, for the fourth quarter of 2018, compared to $367 thousand, for the fourth quarter of 2017.

We recorded net realized and unrealized losses on investments totaling $7.1 million, or $0.35 per share, during the fourth quarter of 2018, compared to $0.7 million, or $0.03 per share, during the fourth quarter of 2017. In the fourth quarter of 2018 we wrote down our investment in OCI's subordinated note from $10.9 million at September 30, 2018 to $2.3 million at December 31, 2018, resulting in an unrealized loss of $8.6 million. We also had $1.5 million(2) of mark downs of our OHA investments.  These unrealized losses were partially offset by a $3.1 million write-up in our investment in our ATP royalty interests.

Overall, we experienced a net decrease in net assets resulting from operations of $7.0 million, or $0.35 per share, for the fourth quarter of 2018. After declaring a $0.02 quarterly distribution during the period, our net asset value decreased 17.2%, from $2.15 per share as of September 30, 2018 to $1.78 per share as of December 31, 2018.

Operating Results - Year ended December 31, 2018
Investment income totaled $8.5 million for the year ended December 31, 2018, decreasing 17.6% compared to $10.3 million in 2017. The decrease in 2018 was primarily driven by OCI's subordinated note being placed on non-accrual status at the beginning of the fourth quarter of 2018 and a lower 2018 average earning portfolio balance.

Operating expenses, net of incentive fee waiver, in 2018 totaled $7.8 million, decreasing 15.9%, compared to $9.2 million in 2017. The decrease was primarily due to lower interest expense and bank fees, base management fees and professional fees, partially offset by higher other general and administrative expenses. Interest expense and bank fees decreased by 24.0% to $3.0 million for the year ended December 31, 2018 from $3.9 million compared to prior year largely due to a lower total amount outstanding offset by higher interest rates on our Credit Facility due to increases in one-month Libor. Management fees decreased by 19.9% to $1.5 million from $1.9 million due to lower average asset base subject to the base management fee during 2018. Professional fees decreased by 14.0% to $1.4 million from $1.7 million compared to prior year primarily due to lower legal expense and lower audit fees. Other general and administrative expenses increased by 1.7% to $1.5 million from $1.4 million primarily due to an increase in employee related expenses in 2018.

Resulting net investment income for 2018 was $0.7 million, or $0.03 per share, compared to $1.0 million, or $0.05 per share, of net investment income in 2017.

We recorded net realized and unrealized losses on investments totaling $10.9 million, or $0.54 per share, during the year ended December 31, 2018, compared to $32.1 million, or $1.59 per share, in 2017. During 2018 we wrote down our investment in OCI's subordinated note by $18.5 million which was partially offset by a write-up of our investment in ATP royalty interests of $6.2 million (which includes $1.4 million of production payments applied to our cost basis in 2018) and the mark up of our investment in Talos Production senior unsecured notes of $2.8 million upon redemption at par in February 2018.

Overall, we experienced a net decrease in net assets resulting from operations of $10.2 million, or $0.51 per share, during the year ended December 31, 2018. As a result, and after declaring distributions during the year of $0.08 per share, our net asset value decreased to $1.78 per share as of December 31, 2018 from $2.37 per share as of December 31, 2017.

Liquidity and Capital Resources
On September 7, 2018 we entered into an amendment to extend the maturity date of the MidCap Credit Facility to September 9, 2019, which can be extended for an additional six-month period at the Company's option. In connection with the extension, the Company made a repayment of principal of $7.0 million, reducing the principal amount outstanding on the Credit Facility to $29.0 million. The $7.0 million principal repayment was available to the Company to be re-borrowed as a delayed draw term loan, and is committed until September 9, 2019. At December 31, 2018, we had cash and cash equivalents totaling $3.1 million with $7.0 million available under our delayed draw term loan.  At December 31, 2018, we had $3.3 million due to broker for an unsettled trade and an additional $1.1 million committed to a new portfolio investment expected to close in the first quarter of 2019.

Review of Strategic Alternatives
OHAI’s Board of Directors continues to explore a variety of strategic alternatives to enhance shareholder value, including, among other things, raising additional capital, the sale of part or all of the Company, a merger or joint venture with another party, the acquisition of existing investment portfolios and other strategic transactions. To assist OHAI in this process, the Board of Directors has retained Keefe, Bruyette & Woods, Inc. ("KBW") as its financial advisor and investment banker. While we are actively working with KBW to explore these options and committed to taking actions that we believe will maximize shareholder value, there is no assurance that the Company will execute on any of them. No specific timetable or formal process has been set and OHAI does not expect to comment further on the review of strategic alternatives or periodically provide updates to the market with additional information unless and until the Company’s Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary.

Webcast / Conference Call at 10:00 a.m. Eastern Time on March 22, 2019
We invite all interested persons to participate in our conference call on Friday, March 22, 2019, at 10:00 a.m. Eastern Time. The dial-in number for the call is (877) 303-7617. International callers can access the conference by dialing (760) 666-3609. Conference ID is 2883616. Callers are encouraged to dial in at least 5-10 minutes prior to the call. The presentation materials for the call will be accessible on the Investor Relations page of the Company’s website at www.ohainvestmentcorporation.com.

OHA INVESTMENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
Assets
Investments in portfolio securities at fair value
Affiliate investments (cost: $26,028 and $23,263, respectively)	$2,271	$18,179
Non-affiliate investments (cost: $85,306 and $132,429, respectively)	63,335	46,751
Total portfolio investments (cost: $111,334 and $155,692, respectively)	65,606	64,930
Investments in U.S. Treasury Bills at fair value (cost: $14,989 and $19,994, respectively)	14,989	19,994
Total investments	80,595	84,924
Cash and cash equivalents	3,124	19,939
Accounts receivable and other current assets	499	—
Interest receivable	224	632
Other prepaid assets	19	21
Deferred tax asset	316	632
Total other assets	4,182	21,224
Total assets	$84,777	$106,148

Liabilities
Current liabilities
Due to broker	$3,251	$—
Distributions payable	403	403
Accounts payable and accrued expenses	683	1,585
Due to affiliate	571	562
Management and incentive fees payable	366	426
Income taxes payable	39	24
Repurchase agreement	14,689	19,592
Short-term debt, net of debt issuance cost of $0 and $215, respectively	—	35,785
Total current liabilities	20,002	58,377
Long-term debt, net of debt issuance costs of $134 and $0, respectively	28,866	—
Total liabilities	48,868	58,377
Commitments and contingencies
Net assets
Common stock, $.001 par value, 250,000,000 shares authorized; 20,172,392 and 20,172,392 shares issued and outstanding, respectively	20	20
Paid-in capital in excess of par	211,907	234,553
Distributable earnings (loss)	(176,018)	(186,802)
Total net assets	35,909	47,771
Total liabilities and net assets	$84,777	$106,148
Net asset value per share	$1.78	$2.37

OHA INVESTMENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2018	2017	2018	2017	2016
Investment income:
Interest income:
Interest income	$1,651	$2,585	8,223	10,198	13,382
Dividend income	—	—	—	—	4,008
Other income	21	6	245	74	498
Total investment income	1,672	2,591	8,468	10,272	17,888
Operating expenses:
Interest expense and bank fees	593	956	2,984	3,926	3,819
Management fees	366	426	1,547	1,932	2,939
Incentive fees	(6)	(15)	—	89	281
Costs related to strategic alternatives review	—	—	75	—	—
Professional fees	238	613	1,444	1,679	2,442
Other general and administrative expenses	379	271	1,465	1,440	1,652
Director fees	61	61	245	245	245
Total operating expenses	1,631	2,312	7,760	9,311	11,378
Incentive fee waiver	6	(89)	—	(89)	—
Net operating expenses	1,637	2,223	7,760	9,222	11,378
Income tax provision (benefit), net	(8)	1	37	22	7
Net investment income	43	367	671	1,028	6,503

Net realized capital (loss) on investments	—	(3)	(55,952)	(11,563)	(26,949)
Benefit (provision) for taxes	39	695	—	695	(62)
Total net realized capital gain (loss) on investments	39	692	(55,952)	(10,868)	(27,011)

Total net unrealized appreciation (depreciation) on investments	(7,121)	5	45,033	(21,268)	(4,938)

Net increase (decrease) in net assets resulting from operations	$(7,039)	$1,064	$(10,248)	$(31,108)	$(25,446)

Net increase (decrease) in net assets resulting from operations per common share	$(0.35)	$0.05	$(0.51)	$(1.54)	$(1.26)

Distributions declared per common share	$0.02	$0.02	$0.08	$0.08	$0.24
Weighted average shares outstanding - basic and diluted	20,172	20,172	20,172	20,172	20,172

Per Share Data(1)
Net asset value, beginning of period	$2.15	$2.34	$2.37	$3.99	$5.49

Net investment income	0.01	0.01	0.03	0.05	0.32
Net realized and unrealized gain (loss) on investments	(0.36)	0.04	(0.54)	(1.59)	(1.58)
Net increase (decrease) in net assets resulting from operations	(0.35)	0.05	(0.51)	(1.54)	(1.26)
Distributions to common stockholders
Distributions from net investment income	(0.01)	(0.01)	(0.07)	(0.02)	(0.24)
Return of capital	(0.01)	(0.01)	(0.01)	(0.06)	—
Net decrease in net assets from distributions	(0.02)	(0.02)	(0.08)	(0.08)	(0.24)

Net asset value, end of period	$1.78	$2.37	$1.78	$2.37	$3.99

(1) Per share data is based on weighted average number of common shares outstanding for the period.

About OHA Investment Corporation
OHA Investment Corporation (NASDAQ: OHAI) is a specialty finance company designed to provide its investors with current income and capital appreciation. OHAI focuses primarily on providing creative direct lending solutions to middle market private companies across industry sectors. OHAI is externally managed by Oak Hill Advisors, L.P., a leading independent investment firm (www.oakhilladvisors.com). Oak Hill Advisors has substantial experience in direct lending, having invested more than $5.5 billion in over 150 direct lending investments over the past 15+ years.

Forward-Looking Statements
This press release may contain forward-looking statements. We may use words such as "anticipates," "believes," "intends," "plans," "expects," "projects," "estimates," "will," "should," "may" and similar expressions to identify forward-looking statements. These forward-looking statements are subject to various risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing or likelihood of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, regulatory factors, changes in regional or national economic conditions and their impact on the industries in which we invest, other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the Securities and Exchange Commission (the "SEC"). You should not place undue reliance on such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update our forward-looking statements made herein, unless required by law.

CONTACTS:
Steven T. Wayne – President and Chief Executive Officer
Cory E. Gilbert – Chief Financial Officer
Lisa R. Price - Chief Compliance Officer
OHAICInvestorRelations@oakhilladvisors.com

For media inquiries, contact Kekst and Company, (212) 521-4800
Jeremy Fielding – Jeremy.Fielding@kekst.com
Aduke Thelwell – Aduke.Thelwell@kekst.com